Exhibit 99.1

BlackRidge Technology to Capitalize on Cyber Security Market Growth in Commercial and Government Markets

Company Completes Merger with Grote Molen and Expands Executive Team and Board of Directors

Reno, NV – February 23, 2017 – BlackRidge Technology announced today that the company has completed a financial merger with Grote Molen, Inc. (OTCQB: GROT), an eight-year-old operating public intellectual property holding company. The transaction resulted in a change of control of Grote Molen.  Following the transaction, BlackRidge stockholders own a majority of the outstanding capital stock of the company.  BlackRidge's management team will assume control of the company operations and manage the consolidated business going forward.  The company name will be changed to BlackRidge Technology Holdings, Inc.
BlackRidge plans to expand its commercial, military, and government sales and marketing activities.  In addition; the Company plans the further commercialization of its patented network security and cyber defense technologies for new market opportunities such as the Industrial Internet of Things (IoT) and blockchain.  BlackRidge Transport Access Control (TAC), which uses First Packet Authentication™, is a next-generation cyber defense solution that stops cyber-attacks and blocks unauthenticated access to network and cloud services.
"Originally developed for the U.S. Department of Defense, BlackRidge TAC operates pre-session, in real-time, before other security defenses engage," said John Hayes, co-founder and Chief Technology Officer.  "Cyber-attacks are stopped dead in their tracks by preventing unauthorized users and attackers from performing reconnaissance of network and cloud resources, and by denying them the ability to communicate anonymously."
In addition, the company announced it expanded its management team with the recent addition of John Bluher as Chief Financial Officer, and the recent addition of Robert F. Lentz to the board of directors.  Lentz was the first Deputy Assistant Secretary of Defense for Cyber and Identity Security and a former CISO for the Department of Defense.
John Bluher recently joined BlackRidge Technology as its Chief Financial Officer. Mr. Bluher is an attorney with over 20 years of operating experience managing businesses, finance, budgeting and capital.  In addition, he is experienced operating public companies, including corporate governance, M&A, business development, and recapitalizations to increase shareholder value.
A second key addition to the BlackRidge team is Robert Lentz.  Mr. Lentz is president and CEO of Cyber Security Strategies, LLC. He was the first Deputy Assistant Secretary of Defense for cyber and identity security, in which from November 2007 to October 2009 he led the DoD's transformation to Network Centric Operations including the establishment of US Cyber Command. In November 2000, Mr. Lentz served as the CISO for the Secretary of Defense overseeing global security post 9-11. He previously worked at the NSA from 1975 to 2000, where he served in the first National Computer Security Center and as Chief of Network Security.
"BlackRidge Technology represents the next major enabling technology advance in cyber security towards a resilient enterprise that optimizes and protects services, " said Robert Lentz, President and CEO, Cyber Security Strategies, LLC. "BlackRidge First Packet Authentication provides pre-session cryptographic authentication of network communication with transmission of integrated information from the other identity technologies.  This dynamically isolates and contains effects in the supply chain and the underlying infrastructure providing secure information sharing and access for a resilient enterprise."
"Having a publicly traded stock will provide enormous advantages to growth companies like ours, stated Bob Graham, cofounder and Chief Executive Officer; from the ability to raise capital from the public markets and a public market valuation to increase visibility with customers, distributors, partners and investors and the ability to attract and incentivize top-notch talent like John and Robert."
About BlackRidge Technology
BlackRidge Technology provides a next-generation cyber defense solution that stops cyber-attacks and blocks unauthenticated access. Our First Packet Authentication™ technology was developed for the military to cloak and protect servers. BlackRidge's patented Transport Access Control authenticates user and device identity and enforces security policy on the first packet of network sessions. This new level of real-time protection blocks or redirects unidentified and unauthorized traffic to stop attacks and unauthorized access, isolates and segment networks, and provides identity attribution. BlackRidge was founded in 2010 to commercialize its military-grade and patented network security technology. For more information, visit www.blackridge.us.

Media Inquiries
Kim Plyler
kim@sahlcomm.com
+1-484-554-5582
Investor Relations Inquiries John Bluher investorinfo@blackridge.us +1-844-464-4452